EXHIBIT 3.3
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CPM HOLDINGS, INC.
     The undersigned, being the duly elected President of CPM Holdings, Inc. (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
     1. The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 14, 2001 and amended and restated on February 20, 2003.
     2. On December 31, 2003, in the manner prescribed by Sections 242 and 245 of the DGCL, resolutions (the “Amending Resolutions”) were duly adopted by the Board of Directors and stockholders of the Corporation, respectively, duly adopting this Certificate of Amendment and amending the Amended and Restated Certificate of Incorporation as herein provided.
     3. No shares of the Corporation’s Class B Common Stock or Preferred Stock are outstanding as of the date hereof.
     NOW THEREFORE: to effect the Amending Resolutions, Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation shall be deleted in its entirety and replaced with the following:
     “FOURTH:
     1. Authorized Shares. The total number of shares that the Corporation shall have the authority to issue is one million (1,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).
     2. Conversion.
          (a) Effective upon filing of this Certificate of Amendment and without any action on the part of the holders of such shares, each share of Class A Common Stock of the Corporation outstanding prior to the effectiveness of this Certificate of Amendment shall be extinguished and cease to exist and shall be converted into 729 shares of Common Stock, which shares of Common Stock shall be fully paid and nonassessable shares of the Corporation.

          (b) No fractional shares of Common Stock shall be issued upon the aforementioned conversion, but instead such fractional shares which would have been issuable but for the prohibition in this paragraph, shall evidence the right to receive cash equal to the number of fractional shares multiplied by $80.00.
          (c) Effective upon filing of this Certificate of Amendment or as soon as practicable thereafter, each holder of the Class A Common Stock shall surrender its shares to the Secretary of the Corporation in exchange for (i) the number of shares of Common Stock as determined in subparagraph (2)(a) above and (ii) the amount, if applicable to such holder, referred to in subparagraph (2)(b) above payable by check, to which such holder is entitled. No holder shall be entitled to any interest on the cash in lieu of fractional shares to which it is entitled.”
     Except as set forth herein, the remaining paragraphs of the Corporation’s Amended and Restated Certificate of Incorporation shall not be amended, modified or otherwise altered.
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     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed this 31st day of December 2003.

/s/ Richard W. Gaenzle, Jr.
Richard W. Gaenzle, Jr., President
ATTEST:

/s/ Eric L. Bunting Eric L. Bunting, Vice President